Exhibit B

Management Services Fee Schedule

For each of the Funds covered under this Agreement, the following fee breakpoint schedule will apply. The fee breakpoints will be applied at the fund family level. For purposes of this Agreement, the fund family will include all funds in the Trust managed by the same investment advisor.

0.10% of assets from $0 to $50,000,000

0.07% of assets from $50,000,000 to $100,000,000

0.05% of assets from $100,000,000 to $250,000,000

0.04% of assets from $250,000,000 to $500,000,000

0.03% of assets from $500,000,000 to $1,000,000,000

0.02% of assets from $1,000,000,000 to $5,000,000,000

0.01% of assets from $5,000,000,000 and above

In addition to the Management Servicing Fee, the Trust, and each Fund, will reimburse MFund, at cost, for any reasonable out of pocket expenses incurred in the performance of its duties under this Agreement.

Revised effective as of April 1, 2022

Mutual Fund and Variable Insurance Trust

By: /s/ Stephen Lachenauer _____
Print Name: Stephen Lachenauer
Title: Trustee

MFund Services LLC

By: _/s/ Jerry Szilagyi ________
Print Name: Jerry Szilagyi
Title: Managing Member